SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ChipPAC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Filed by ChipPAC, Inc.

Pursuant to Rule 14a-12

Under other Securities Exchange Act of 1934

Commission File No.: 000-31173

STRICTLY CONFIDENTIAL

The following memo was sent to suppliers of ChipPAC,

Inc. on February 11, 2004:

Letter to Suppliers

Dear Supplier [insert supplier name here],

As you might have heard from the news on February 10th, STATS and ChipPAC, have announced that they have entered into a definitive agreement to merge. As a supplier of ChipPAC, we would like to give you more details of the merger and highlight some of the potential opportunities moving forward.

The merger of STATS and ChipPAC will create one of the world’s leading semiconductor assembly and test solutions companies with expected revenues of over US$1 Billion in 2004. It will have one of the broadest portfolios of assembly products and leadership in advance packaging technologies such as stacked die, SiP and wafer level packaging. The new company will have a global blue-chip roster of major semi-conductor customers and manufacturing footprint spanning Korea, China, Taiwan, Malaysia, Singapore and the United States. It will also have exposure to the fastest growing market segments, such as communications and digital consumer electronics, and have one of the strongest balance sheet and credit profiles in the industry, improving our financial stability.

The merger is still subject to approval by shareholders of both STATS and ChipPAC and by governmental regulatory authorities and is expected to close by the end of the second quarter of calendar year 2004.

Going forward, the new company will have the scale and scope to deepen and broaden relationships with its preferred suppliers who can provide it with the best combination of service, price and quality—a potentially significant opportunity for our suppliers.

In the near term, we do not anticipate any changes to the current procurement process or your contact persons within ChipPAC. We will honor our existing supply agreements, and we will be looking forward to your maintaining the current levels of service and quality you have been providing to us.

We will keep you updated on the merger process and any changes to our procurement processes. If you have any questions or queries, please do not hesitate to get in touch with [insert procurement contact name here].

Yours sincerely,

ChipPAC, Inc.

VP, Procurement or Procurement Director

Disclaimer

This letter contains forward-looking statements including statements concerning the proposed merger involving STATS and ChipPAC, the expected financial performance of STATS and ChipPAC, as well as the strategic and operational plans of STATS and ChipPAC. Actual events or results may differ materially from those described in this memo due to a number of risks and uncertainties including, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of customers of STATS and ChipPAC to the transaction; the ability of STATS and ChipPAC to successfully integrate their operations and employees; the introduction of new products by competitors or the entry of new competitors into the markets for the products of STATS and ChipPAC; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect the business and financial results of STATS or ChipPAC is included in each of their filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s website at www.sec.gov. Neither STATS nor ChipPAC undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this letter.

STRICTLY CONFIDENTIAL

In connection with their proposed merger, STATS and ChipPAC will file a proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by STATS and ChipPAC at the SEC’s web site at www.sec.gov. The proxy statement/prospectus and such other documents may also be obtained for free from STATS by contacting STATS Investor Relations in the United States at telephone (408) 586-0608 or email daviesd@statsus.com, or in Singapore at telephone (65) 6824-7705 or email angelaine@stats.st.com.sg, and from ChipPAC by contacting ChipPAC Investor Relations at telephone (510) 979-8220 or email ir@chippac.com.

STATS, ChipPAC and certain of each of their executive officers and directors may be deemed to be participants in the solicitation of proxies of ChipPAC’s stockholders in connection with the proposed merger. Certain of such individuals may have interests in the proposed merger, including as a result of holding options or shares of ChipPAC common stock. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of such persons involved in the solicitation by reading the proxy statement/prospectus when it becomes available.